25 July 2025
(1) C.P.A. LIMITED (2) GORDON SAMSON

COMPROMISE AGREEMENT

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THIS AGREEMENT is made on 25 July 2025
BETWEEN:
1C.P.A. LIMITED, a Clarivate Analytics company registered in Jersey whose registered office is at Liberation House, St Helier, Jersey, JE1 1BL, with registered company number 30814 (the Employer); and
2GORDON SAMSON of [ADDRESS REDACTED] (the Employee).
WHEREAS
AThe Employee is employed under the terms of a contract of employment dated 25 May 2022 between the Employee and the Employer together with any contractual policies of the Group, issued from time to time (together the Contract).
BThe start date of the Employee with the Employer for continuous employment purposes is 1 September 2014.
CEffective as of the Transition Date, Employee shall cease to serve as the Group’s President, Intellectual Property.
DThe Employee's employment will terminate on the Termination Date.
EThe parties wish to enter into this Agreement to record the terms on which the parties have agreed that the Employee shall leave the employment of the Employer and to compromise any claims which the Employee may have (or may consider they may have) against the Group.
NOW IT IS AGREED AS FOLLOWS:
1Definitions and Interpretation
1.1The following definitions apply in this Agreement unless the context requires otherwise:
Agreement Independent Legal Adviser means the adviser identified in the Independent Legal Adviser's Certificate contained at Schedule 1 (Independent Legal Adviser’s Certificate) of this Agreement who is an independent adviser within the meaning of Article 79 of the Law and Article 40 of the Discrimination Law and who is insured as required by the Law;
Associated Entity means any company which is a subsidiary of, a holding body of, or a subsidiary of any holding body of the Employer and includes any other company or entity forming part of the Clarivate group of companies or entities including Camelot Holdings (Jersey) Limited and its direct and indirect subsidiaries, or any company that is a successor (including, without limitation, by change of name, dissolution, merger, consolidation, reorganisation, sale or other disposition) to any such company, Clarivate Plc, Clarivate Analytics (UK) Limited, Clarivate Analytics (Compumark) Limited, Clarivate Analytics (International) Limited, Clarivate Analytics (IP&S) Limited and Associated Entities shall be construed accordingly. For the purposes of this definition, "holding body" and "subsidiary" shall have the meaning ascribed to them by Articles 2 and 2A of the Companies (Jersey) Law 1991 or the relevant provision of the appropriate legislation of the jurisdiction in which that holding body or subsidiary was incorporated.

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Client means any individual, firm, company, trust, entity, organisation, scheme or plan (and in the case of a trust, any settlor or beneficiary of such trust and in the case of a company, any beneficial owner of shares in such company) who or which is or has in the past been managed or administered or to which or to whom services are or were rendered or advice provided by any Group Entity and Clients shall be construed accordingly.
Confidential Information means trade secrets or information of a confidential nature which is important to and belongs or relates to the Employer or any Group Entity (or their clients or customers) which you have received or obtained as a result of or in any way in connection with your employment and includes but is not limited to information relating to clients or customers or potential clients or customers, of the Employer or any Group Entity, commercial, financial or marketing information, customer lists, technical information and know-how comprising trade secrets.
Discrimination Law means the Discrimination (Jersey) Law 2013.
Group means the Employer and all Associated Entities and Group Entity and Group Entities shall be construed accordingly.
Due Date means 25 July 2025.
Independent Legal Adviser means the Independent Legal Adviser or Reaffirmation Independent Legal Adviser (as applicable);
Law means the Employment (Jersey) Law 2003.
Reaffirmation Independent Legal Adviser means the adviser identified in the Reaffirmation Independent Legal Adviser's Reaffirmation Certificate contained at Schedule 4 of this Agreement who is an independent adviser within the meaning of Article 79 of the Law and Article 40 of the Discrimination Law and who is insured as required by the Law; and
Transition Date means 8 September 2025; and
Termination Date means 31 December 2025.
1.2Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise:
(a)The singular includes the plural and the converse.
(b)Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(c)A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.
(d)A reference to a specific agreement or document includes it as amended, novated, supplemented or replaced from time to time.
(e)A reference to a clause, paragraph or schedule is a reference to a clause or paragraph of, or schedule to, this Agreement.

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(f)A reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns.
(g)A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.
(h)A reference to "writing" includes printing, typing, lithography and other modes of reproducing words in a visible form, whether electronic or otherwise.
(i)Mentioning anything after "include", "includes" or "including" does not limit what else might be included.
1.3Any defined terms within the Contract shall bear the same meaning in this Agreement, as if they had been stipulated in full in clause 1.1 above, unless an alternative meaning is ascribed to them at clause 1.1 above.
2Transition of Employment
2.1The Employer and the Employee have agreed that from the date hereof until the date immediately preceding the Transition Date, Employee will remain employed with the Employer as the Group’s President, Intellectual Property. Effective as of the Transition Date, the Employee will continue to be employed by the Employer for a period beginning on the Transition Date and ending on the Termination Date. During this time, Employee shall work with the Group’s leadership to seek to affect a smooth transition of responsibilities.
2.2In entering into this Agreement, the Employee acknowledges and agrees that, effective as of the Transition Date, Employee will immediately resign without compensation for loss of office or otherwise (save as herein provided), from Employee’s position as President, Intellectual Property and that, promptly following receipt of a request to resign from the applicable Group Entity, Employee will resign from any other of the Employee’s positions with the Group, including Employee’s positions as a director, manager or officer of all Group Entities. Employee acknowledges and agrees that he will execute such further documents and instruments as may be reasonably necessary or appropriate to effectuate such resignations. Effective as of the Transition Date, Employee will not be an “executive officer” of the Group for the purposes of the rules and regulations of the U.S. Securities and Exchange Commission or an “officer” of the Group for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
2.3Any variation of the Employee's role and responsibilities or resignation from any position or office as described in clauses 2.1 and 2.2 (and which may constitute a variation to the Contract) from the Transition Date to the Termination Date are accepted by the Employee as part of the cause for the entry into of the Agreement and the benefits paid pursuant to this Agreement and set out in clause 3 (Termination arrangements).
2.4The Employer and the Employee have agreed that the Employee's employment will terminate on the Termination Date.

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3Termination arrangements
3.1Save as otherwise agreed, the Employee will continue to receive their salary and other contractual entitlements until the Termination Date in the usual way under the Contract (as amended by salary reviews thereunder prior to the date of this Agreement), subject to compliance with all of the terms of this Agreement and the Contract less such deductions as the Employer is obliged by law to deduct such as income tax or social security.
3.2The Employer will reimburse the Employee for all authorised business expenses incurred up to and including the Termination Date, provided they were incurred and submitted in a timely manner and otherwise in accordance with the Group’s policy.
3.3Subject to the provisions of this Agreement and the Executive Severance Plan of Clarivate Plc and Summary Plan Description, effective June 30, 2021 (the “ESP”) and (i) subject to (A) the Employee’s execution of this Agreement; and (B) a copy of the certificate set out at Schedule 1 (Independent Legal Advisers Certificate) signed by the Agreement Independent Legal Adviser; both being delivered to the Employer prior to the Due Date and (ii) on or within 5 (five) days prior to the Termination Date (the Release Date), both being delivered to the Employer (A) a copy of the Reaffirmation Letter signed and dated by the Employee; and (B) the Reaffirmation Independent Legal Adviser's Reaffirmation Certificate referred to in Clause 17 (Reaffirmation) below, the Employer shall provide the Employee with the following:
(a)A cash payment of £1,458,552, which consists of (x) £32,413 less applicable deductions and withholdings as payment in lieu of 24 days’ notice in accordance with clause 16.2 of the Contract (the “Notice Payment”), (y) £243,092, less applicable deductions and withholdings, which reflects six (6) months’ base salary in accordance with clause 16.6 of the Contract and (z) an additional £1,183,047, less applicable deductions and withholdings (the amounts described in this subsection (a), other than the Notice Payment, the “Severance Payments”). As set forth in more detail in Section 4.1, £50,000 of the amount provided under clause (y) may be paid without the deduction of tax, but the Employer provides no warranty to this effect. The amounts under this section (a) shall be paid in a lump sum within thirty (30) days of the Release Date (and, in no event later than March 15th next following the Termination Date);
(b)from the date of this Agreement up to and including the Termination Date any outstanding equity grants will remain outstanding and subject to the vesting and forfeiture rights and obligations in the Clarivate Plc Incentive Award Plan (as may be amended and restated from time to time, the “Plan”) and any equity award agreement(s) the Employee may have signed. Except as otherwise noted in this subparagraph, all unvested restricted stock units (“RSUs”) or performance stock units granted under the Plan will be forfeited on the Termination Date. Notwithstanding the foregoing the following unvested and outstanding RSUs will vest as of the Release Date and be settled within sixty (60) days of the Release Date (and, in no event, later than March 15th next following the Termination Date): (x) 29,189 unvested RSUs originally granted on March 1, 2023, (y) 94,429 unvested RSUs originally granted on March 15, 2024 and (z) 161,420 unvested RSUs originally granted on March 15, 2025 (the “RSU Acceleration” and, together with the Severance Payments, the “Separation Benefits”).

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3.4The Group will continue to be responsible for any tax filing on the Employee’s behalf in the United Kingdom, consistent with the Group’s policy with respect to U.K. taxation for executive officers. If the Employee is subject to any incremental tax liability that is not offset by a U.S. foreign tax credit, the Group will provide the Employee with a tax equalization payment in an amount equal to such tax liability (and any taxes on such payment), provided that the Employee provides any reasonably requested back-up information to the Group or its tax preparers.
3.5The Employer offers no advice to the Employee on whether the Separation Benefits are taxable and the Employees attention is drawn to the tax indemnity.
3.6The Employer and any Group Entity reserves the right to take whatever action it deems appropriate (acting reasonably and proportionately) in the event that the Employee materially fails to comply with the terms of this Agreement or the Contract and fails to remedy such breach promptly after being made aware thereof in writing by the Employer including non-payment of the Separation Benefits or part thereof or recovery of the Separation Benefits or part thereof and/or an application for damages and/or an injunction.
3.7All benefits and payments provided by any Group Entity and due to the Employee under the Contract will cease on the Termination Date save as provided herein.
3.8For the avoidance of doubt, if the Employee commits gross misconduct or any other fundamental breach of contract between the date hereof and the Termination Date and fails to remedy such breach promptly after being made aware thereof in writing by the Employer, the Employer may dismiss the Employee summarily before the Termination Date notwithstanding the terms of this Agreement and any and all sums payable to the Employee under this Agreement shall cease to be payable with immediate effect.
4Tax Indemnity
4.1The Employer and the Employee understand that, up to a permitted maximum of £50,000, the Severance Payments payable in clause 3.3(a) above may be paid without the deduction of tax, but the Employer provides no warranty to this effect.
4.2It is a condition of this Agreement that the Employee will be wholly responsible for the payment of tax and Employee's social security contributions or other legal deductions (if any) howsoever and wheresoever arising in respect of the sums payable under clause 3 and all other payments and the provision of benefits set out in this Agreement. The Employee hereby agrees to indemnify the Employer and the Group on a continuing basis immediately on demand against all such liabilities, including any interest, penalties, reasonable costs and expenses incurred as a result of any default or delay by the Employee which the Employer and any member of the Group may incur in respect of or by reason of such payments or the provision of such benefits.

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5References
5.1Any written or verbal reference which any third party may request the Employer to give in relation to the Employee will be in or substantially in the terms set out in Schedule 2. This clause is subject to the proviso that the Employer will cease to be obliged to provide a reference, whether written or oral, in the agreed terms if, after the signing of this Agreement, facts or circumstances come to the Employer's attention which make the agreed reference materially incorrect in any respect.
6Legal Fees
6.1The Employer agrees to pay reasonable legal fees incurred by the Employee solely in connection with taking advice on the terms of the Agreement up to a maximum of £2,000 (plus Goods and Services Tax payable by the Employee to the Employee's Independent Legal Adviser(s)) (the “Legal Fees Contribution”) to be paid direct to the Employee's Independent Legal Adviser(s) within 28 days after receipt from the Employee's Independent Legal Adviser(s) of an invoice addressed to the Employee and marked payable by the Employer and addressed to HR Department, Clarivate Analytics, 70 St. Mary Axe, London EC3A 8BE.
6.2For the avoidance of doubt, the Legal Fees Contribution is the aggregate financial contribution that the Employer agrees to provide in connection with the first £2,000 that the Employee incurs (via all and any independent advisers) by way of reasonable legal fees solely in connection with taking advice on the terms of the Agreement.
7Return of Property
7.1Prior to the Termination Date and subject to clause 14 (Protected Rights):
(a)the Employee must return the Group any property belonging to the Group or any Client of the Group which is in their possession or control, including (without limitation): all computer records, business cards, client lists, electrical equipment, telephone, keys, files, papers, documents, security pass, car park pass, full details of all passwords to all password protected files, and any other documents in the possession of the Employee (including copies, summaries and excerpts, in whatever medium); and
(b)the Employee will delete and destroy any information, including any Confidential Information, such as client contact details, client lists, pricing structures or models, from every one of their personal devices, including any computers, digital hard-drives, USB memory sticks, cloud storage facilities, mobile telephones, tablets and/or blackberries, or any other form of digital or hardcopy storage facility or method.
7.2The Employee shall on request provide written confirmation that they have complied with this clause.
8Employee Warranties, representations and agreements
8.1The Employee warrants as follows and understands that the Employer has entered into this Agreement in reliance on the warranties set out herein (each of which is subject to clause 14 (Protected Rights)):

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(a)they are not aware of having committed any material breach of duty (whether contractual, fiduciary or otherwise) owed to any Group Entity and/or any Client of any Group Entity;
(b)they are not aware of having done any act or omitted to do any act which if it had come to the Employer's attention prior to the Termination Date would have entitled the Employer to terminate their employment summarily without compensation;
(c)they are not aware of any circumstances, facts or medical conditions that may give rise to a claim against any Group Entity in respect of any personal injury;
(d)they are not aware of any claims which they have or may have against any Group Entity except those included at clause 10.1 of this Agreement;
(e)they have not, prior to the date of first receipt of this Agreement or at the time of signing this Agreement, presented a formal complaint to any employment tribunal or issued a cause of action in any court in respect of any claim in connection with their employment or its termination or done or caused to be done any other act which would be a breach of this clause 8.1(e) and the Employee undertakes that neither they nor anyone acting on their behalf will present or issue such an application or proceedings;
(f)they have not made a data subject access request or equivalent to any Group Entity under any laws in force in Jersey or any other jurisdiction from time to time in respect of personal data that covers or requests information or data for the period up to the date of this Agreement;
(g)they accept and agree that they have express and implied duties, obligations and restrictions that apply post-termination of employment relating to, amongst other things, confidentiality, non-solicitation, non-dealing, and non-compete as set out in the Contract, as well as the restrictive covenants set forth in the Employee’s equity award agreements (collectively, the “Restrictive Covenants”). These provisions continue to apply after the Termination Date notwithstanding the termination of the Employee's employment;
(h)they acknowledge and agree that the Notice Payment, the Separation Benefits and other payments and benefits contemplated by this Agreement are inclusive and in lieu of, and not in addition to, any payments or benefits under clause 16 of the Contract and any contractual or statutory notice or redundancy pay, or any other payment compensating the Employee in a redundancy situation; and
(i)in the event they receive any termination payments or benefits under the Contract or applicable law, the Separation Benefits shall be reduced by the value of such payments and benefits.

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8.2The Employee undertakes and represents as follows and understands that the Employer has entered into this Agreement in reliance on the undertakings and representations set out herein:
(a)neither they nor anyone acting on their behalf will, at any time, present any complaint to the Jersey Employment and Discrimination Tribunal or to the Royal Court of Jersey or to any court or tribunal in any jurisdiction in the world in respect of any claim in connection with the employment of the Employee by the Employer or within the Group, its termination or otherwise;
(b)neither they nor anyone on their behalf will make a data subject access request or equivalent to any Group Entity under any laws in force in Jersey or any other jurisdiction from time to time in respect of personal data that covers or requests information or data;
(c)subject to clause 14 (Protected Rights), that they will not make or publish any statement to any third party concerning their employment by the Employer, this Agreement, the circumstances giving rise to it or any of the circumstances surrounding the termination of the Employee's employment; or
(d)subject to clause 14 (Protected Rights), that they will not make or publish any derogatory or disparaging statement or do anything in relation to any Group Entity or any directors, officers or employees of any Group Entity which is intended to or might be expected to damage or lower their reputations;
(e)that they will not contact any director, officer or employee of any Group Entity save in a purely social capacity except with the prior permission of the Employer; and
(f)that they will not, from the Termination Date, hold themselves out as an employee, director, representative or signatory of any Group Entity or of any Client of any Group Entity.
8.3The provisions of clause 8.2 shall not prevent the Employee from making a disclosure:
(a)for the purpose of seeking legal advice in relation to this Agreement and the circumstances surrounding it provided the professional adviser is bound by a duty of confidence;
(b)to the proper authorities as required by law, provided such disclosure is necessary to fulfil a legal duty to or request from such an authority (provided that such request is supported by a legal power and is not sought on a voluntary basis) and provided the disclosure is made in good faith; and provided that in such circumstances, the Employee shall immediately notify the Employer that such a disclosure has been made and the nature of such disclosure, if the law permits the Employee to do so; or
(c)to their spouse, partner or civil partner provided such person agrees to maintain confidentiality.

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8.4The Employee covenants and agrees that any Intellectual Property Rights (including without limitation; designs, trademarks, logos, get up, domain name, copyright works, database rights and moral rights) created by the Employee in the course of their employment or in any way affecting or relating to the business of the Employer or any Group Entity or capable of being used or adapted for use in it/them shall belong to and be the absolute property of the Employer. To the extent that they do not automatically vest in the Employer by the operation of law, the Employee hereby assigns absolutely to the Employer all present and future rights in any such Intellectual Property Rights together with the right to claim damages or other remedies for infringements. The Employee agrees to waive any moral rights in any Intellectual Property Rights.
8.5The Employee covenants and agrees that they will not submit any grievances to the Employer or any Group Entity arising directly or indirectly out of or in connection with their employment with the Employer, its termination or otherwise. The Employee agrees not to pursue any grievance or appeal which may have been raised by the Employee and all such grievances, and/or appeals shall be deemed to have been withdrawn by the Employee as at the date of this Agreement.
9Employer Warranties and Representations
9.1The Employer agrees and undertakes that it will instruct its directors and executive officers to refrain from making or publishing any derogatory or disparaging statement or do anything in relation to the Employee which is intended to or might be expected to damage or lower their reputation, PROVIDED ALWAYS THAT the Employer will not be prevented from making a disclosure:
(i)for the purposes of seeking legal advice in relation to this Agreement and the circumstances surrounding it provided the professional adviser is bound by a duty of confidence;
(ii)to the proper authorities as required by law or any regulatory authority; or
(iii)to those employees or directors of Group Entities as need to be informed, for the purposes of this Agreement or for operational reasons provided always that the information disclosed to such persons shall be restricted to that information which they need to know in each circumstance.
9.2The Employer's directors and executive officers are not aware of the Employee having committed any material breach of duty (whether contractual, fiduciary or otherwise) owed to any Group Entity and/or any Client of any Group Entity.
10Full and final settlement
10.1This Agreement has effect for the purpose of settling without any admission of liability on the part of the Employer or the Group by means of full and final settlement all claims in all jurisdictions under customary law, common law, contract, statute or otherwise which the Employee has at the date of this Agreement against the Employer, any Group Entity and its and their directors, officers and employees arising out of or in connection with or as a consequence of their employment and/or its termination or otherwise including but not limited to:

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(a)damages for breach of contract howsoever arising including but not limited to wrongful dismissal;
(b)pay in lieu of notice or damages for termination of employment without notice or damages for termination of employment without notice or on short notice;
(c)damages for breach of any duty of care on the part of the Employer or any Group Entity;
(d)outstanding pay, holiday pay, (under Part 3 of the Law or otherwise), bonus and benefits in kind;
(e)any failure to follow a capability or disciplinary policy;
(f)any claim in relation to a grievance, including that such a grievance has not been heard or heard fairly;
(g)the reinstatement or reengagement of the Employee by the Employer or a Group Entity;
(h)any claim for bullying, victimisation, or harassment, whether under the Law, the Discrimination Law or otherwise;
(i)a claim for direct or indirect discrimination under the Discrimination Law, including any claim in relation to reasonable adjustments;
(j)a claim for injury to feelings, stigma or any losses suffered due to any discrimination that the Employee has suffered under the Law, the Discrimination Law or otherwise;
(k)unlawful deduction from wages (whether under the Law or otherwise);
(l)unfair dismissal (under Part 7 of the Law) including any protected award and any claim for automatic unfair dismissal;
(m)failure to provide reasons for the termination of employment;
(n)a claim under Part 2 of the Law (employment particulars) including a claim in relation to a request to amend the particulars of employment under that Part;
(o)any claim under Part 3 of the Employment Law (rest periods and annual leave);
(p)any claim under Part 3A of the Law (flexible working), including a claim in relation to a refusal to agree to flexible working or a change in working hours under that Part;
(q)any claim under Part 3B of the Law (rights in respect of pregnancy and breastfeeding);
(r)a claim under Part 4 of the Law (minimum wage);
(s)a claim under Part 5 of the Law (payment of wages);

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(t)any claim under Part 5A of the Law (parental, maternity and adoption rights), including a claim for parental leave or pay (including maternity and adoption leave or pay), parental bereavement leave, or for any other rights under Part 5A;
(u)any claim under Part 5B of the Employment Law (reservists' rights);
(v)any claim under Part 6A of the Law (rights in respect of redundancy) including any claim for a redundancy payment whether statutory, contractual or otherwise, or any claim in relation to paid time off work for job seeking and retraining;
(w)any claim under Part 7A of the Law (right to be represented);
(x)failure to comply with obligations under the Human Rights (Jersey) Law 2000;
(y)breach of the Health and Safety at Work (Jersey) Law 1989;
(z)damages under the data protection laws in force in Jersey from time to time, or for failure to comply with a subject access request under any such laws;
(aa)save as set out in clause 10.2 below, damages or compensation for personal injury or industrial disease of any kind; and
(bb)    for any purported breach of any provision of any statute in force in Jersey which concerns employment law rights and obligations or which affects the employer/employee relationship, including but not limited to any claims under the Employment Law or the Discrimination Law.
10.2Clause 10.1 above applies to all present and future claims, before the Jersey Employment and Discrimination Tribunal or the Royal Court of Jersey, for any costs, expenses or rights of action and shall have effect irrespective of whether or not the Employee is or could be aware of such claims, costs, expenses or rights of action at the date of this Agreement (including such claims, costs, expenses or rights of action of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of the commencement of new legislation or the development of common law or which arise after the date of this Agreement) but excluding:
(a)any claim to enforce the terms of this Agreement; or
(b)any claim for personal injury of which the Employee has no knowledge, and could not reasonably be expected to have knowledge, at the date of this Agreement.
10.3The Separation Benefits and the other payments and benefits described in this Agreement are accepted by the Employee in consideration, or as "cause", for entering into this Agreement and, insofar as this Agreement varies or extends the Employee's current terms and conditions of employment, for such variation or extension. The said payments and benefits are made with absolutely no admission of liability on the part of the Employer or the Group or any entitlement to the same on the part of the Employee.

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10.4The Employee shall indemnify the Employer, all Group Entities and its and their directors, officers and employees against any costs, claims, proceedings or expenses (including, for the avoidance of doubt, but without limitation, any award or fine ordered by any tribunal or court of competent jurisdiction to be paid by the Employer, any Group Entity or any of its or their directors, officers or employees) arising from any claim brought or alleged by the Employee against the Employer, any Group Entity or any of its or their directors, officers or employees in respect of their employment by the Employer, its termination or otherwise save for any claim brought pursuant to clause 10.2(a) or 10.2(b).
11No knowledge of other claims
11.1Apart from the particular claims referred to in clause 10.1 the Employee confirms that they are not aware of any other claims or facts or circumstances that may give rise to any claim against any Group Entity or any of their directors, officers or employees.
11.2The Employee represents and warrants that:
(a)before receiving the advice from the Independent Legal Adviser, they have disclosed all relevant facts or circumstances that may give rise to a claim against any Group Entity or any of their directors, officers or employees and that they are not aware of any other facts or circumstances that may give rise to any claim against any Group Entity or any of their directors, officers or employees;
(b)they have instructed the Independent Legal Adviser to advise as to whether they have or may have any claims, including statutory claims against any Group Entity or any of their partners, officers or employees arising out of or in connection with their employment or its termination;
(c)prior to signing this Agreement, they obtained confirmation from the Independent Legal Adviser that there is in force, and was at the time they received the advice referred to above, a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by them in respect of loss arising in consequence of that advice;
(d)they have received advice from the Independent Legal Adviser as to the terms and effect of this Agreement, in particular, its effect on their ability to pursue their rights before any Jersey court or Tribunal; and
(e)they agree that the conditions regulating compromise agreements as required by the Law and the Discrimination Law are hereby satisfied and agrees to procure that the Independent Legal Adviser signs the Certificate in Schedule 1 and send a copy of the Certificate to the Employer.
12Compliance with statutory provisions
This Agreement is intended to and does satisfy the conditions regulating compromise agreements under Article 79 of the Law and Article 40 of the Discrimination Law.

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13Co-operation in current or future dispute, arbitration, litigation or related actions
13.1The Employee agrees to provide any Group Entity and/or any client of any Group Entity with all reasonable assistance in connection with any current or future dispute, arbitration, litigation or related actions against or concerning any Group Entity or any client concerning matters about which they have or may have, in the Employer's opinion, relevant knowledge.
13.2The Employer will reimburse the Employee for expenses reasonably and properly incurred in providing such assistance and, subject to satisfactory documentary proof, will reimburse any reasonable loss of earnings suffered by the Employee in providing the above mentioned assistance.
14Protected Rights
14.1Nothing in this Agreement or otherwise, including the release or waiver of claims clause, restricts or prohibits the Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, from filing a claim or assisting with an investigation directly with, or from otherwise communicating with a self-regulatory authority or a government agency or entity (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of U.S. state or federal law or regulation. The Group may not retaliate against the Employee for any of these activities, and nothing in this Agreement or otherwise requires the Employee to waive any monetary award or other payment the Employee might become entitled to from the Regulators. The Employee does not need the prior authorisation of the Group to engage in such communications with Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Employee is not required to notify the Group that the Employee has engaged in such communications with the Regulators.
14.2Pursuant to the U.S. Defend Trade Secrets Act of 2016, the Employee and the Employer acknowledge and agree that the Employee will not have criminal or civil liability under any U.S. federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if the Employee files a lawsuit for retaliation by the Group for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and may use the trade secret information in the court proceeding, if the Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

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15Basis of Agreement
15.1The terms set out in this Agreement constitute the entire Agreement between the parties in relation to the subject matter hereof and are without admission of liability on the part of the Group. For the avoidance of doubt, other than the payments and benefits described in this Agreement, the Employee will not be entitled to any other payments or benefits, including without limitation under the ESP or the Contract. Notwithstanding anything contained herein to the contrary, this Agreement shall not supersede, but shall supplement and, where applicable, incorporate and extend, any prior confidentiality, non-competition and non-solicitation agreements and provisions (including, without limitation, the Restrictive Covenants) entered into between the Employee and any Group Entity (and any other restrictive covenant agreement or provision, including those contained in any bonus, stock grant or other incentive program plan of any kind), and such obligations shall continue in full force and effect.
16Remedies
16.1In addition to any other remedies the Group may have, the Employer’s obligations under this Agreement shall terminate if the Employee materially breaches any of the provisions of this Agreement and fails to remedy such breach promptly after being made aware thereof in writing by the Employer. If, prior to the Termination Date, the Employee voluntarily terminates or gives notice of the Employee’s intent to voluntarily terminate their employment or service with the Group, or are terminated for Cause (as defined in the ESP) or under circumstances entitling the Employer to terminate the Employee with immediate effect under clause 16.4 of the Contract, the Employee will be ineligible to receive the Separation Benefits or any other benefits under this Agreement.
16.2In addition to any other remedies the Group may have, if, following the Termination Date, the Employee breaches any of their Restrictive Covenants or materially breaches this Agreement and fails to remedy such breach promptly after being made aware thereof in writing by the Employer, or the Group discovers or otherwise learns of a serious conduct or performance issue(s) that would have provided the Group with cause to terminate the Employee’s employment for Cause (as defined in the ESP) or under circumstances entitling the Employer to terminate the Employee with immediate effect under clause 16.4 of the Contract as if the Employee were still employed by the Employer, the Employee acknowledges and agrees that, to the extent not already received, the Employee will forfeit all benefits provided to the Employee under this Agreement, including the Separation Benefits, and any amounts or benefits already paid or received by the Employee under this Agreement shall, upon written request by the Group, become immediately repayable to the Employer. It being warranted that the Employer's directors and executive officers are not aware of any such circumstances at the date hereof that would entitle it to such rights to terminate the Employee's employment.

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17Reaffirmation
On or within 5 (five) days before the Termination Date (or as the Employer may otherwise reasonably direct) the Employee shall execute and deliver to the Employer a reaffirmation letter in the form set out in Schedule 3 (Reaffirmation Letter) to confirm the full and final settlement of all claims the Employee may have as referred to in clause 10 (Full and final settlement) and the Employee shall procure that the Reaffirmation Independent Legal Adviser signs a second certificate in the form set out in Schedule 4 (the “Reaffirmation Independent Legal Adviser's Reaffirmation Certificate”). For the avoidance of doubt, the payment of the Separation Benefits are conditional upon the Employee's compliance with this obligation.
18Without prejudice
Notwithstanding that this Agreement is marked "without prejudice and subject to contract" it will, when dated and signed by the parties named below and accompanied by the Certificate in Schedule 1 signed by the Agreement Independent Legal Adviser become an open and binding agreement between the parties.
19Governing law and jurisdiction
Subject to clause 14 (Protected Rights), this Agreement shall be governed and construed in accordance with the laws of Jersey and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of Jersey (save that the Employer or any Group Entity may take action in any jurisdiction to enforce any of the obligations of the Employee under this Agreement).
20General
20.1This Agreement may be executed in any number of counterparts, each of which, when signed, will be an original and all the counterparts together shall constitute one and the same agreement.
20.2Each party acknowledges and agrees that neither party has relied on any statement, representation nor assurance (other than as specifically provided in this Agreement) in entering into this Agreement or the Reaffirmation Letter and that it, together with the Reaffirmation Letter, constitutes the entire agreement and understanding between the parties and supersedes any previous arrangement, agreement or understanding.
20.3If any court or competent authority finds that any provision of this Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected. If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

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IN WITNESS whereof this Agreement has been signed on behalf of the Employer and signed by the Employee the day and year first above written.

Signed for and on behalf of C.P.A. LIMITED /s/ Matti Shem Tov
Signature

Matti Shem Tov
Print name

CEO , Clarivate Plc and Authorized Signatory
Title

Signed by GORDON SAMSON /s/ Gordon Samson
Signature

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SCHEDULE 1
Agreement Independent Legal Adviser's Certificate
I confirm that:
1I am a relevant independent adviser as defined in the Employment (Jersey) Law 2003 and the Discrimination (Jersey) Law 2013, as amended (the Laws).
2I have advised GORDON SAMSON of the terms and the effect of the agreement between them and C.P.A. LIMITED to which this certificate is annexed and, in particular, its effect on their ability to pursue a claim before any Jersey court or Tribunal.
3All the requirements of the Laws regulating compromise agreements are satisfied by the Agreement.
4There is in force a contract of insurance or an indemnity provided for members of a profession and professional body, covering a risk for a claim by the Employee in respect of loss arising in consequence of the advice which they have received.

Adviser's signature	/s/ Daniel Young

Adviser's name (capitals)	Daniel Young

Title	Partner

Adviser's business address	BoisBois Lawyers
PO Box 429
4 Bond Street, St Helier
Jersey, JE4 5QR

Date	25 July 2025

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SCHEDULE 2
Letter of Reference
[Insert date]
Dear Sir/Madam
Reference Request – GORDON SAMSON
Thank you for your letter received on [DATE] regarding the above-named who is being considered for employment within your company.
Gordon Samson was employed by us from 1 September 2014 to 31 December 2025. He most recently held the position President, Intellectual Property.
Whilst the above information is given in confidence and good faith, no responsibility or liability can, however, be accepted by the Company or any of its employees for any omissions or inconsistencies in the information or for any loss or damage that may result from reliance being placed on it. The information is given in confidence and should not be disclosed to a third party.
Yours faithfully
Name
HR Position

HR Services Centre

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SCHEDULE 3
Reaffirmation Letter
STRICTLY PRIVATE & CONFIDENTIAL

C.P.A. LIMITED
Liberation House
St Helier
Jersey
JE1 1BL

Dear Sirs

Reaffirmation Letter

Pursuant to the Compromise Agreement that was concluded between me and C.P.A. Limited (the Company) on 25 July 2025 (the Agreement), I hereby confirm, having taken legal advice from [NAME] (my Adviser), that as at the date hereof:

•This Reaffirmation Letter forms part of the terms of the Agreement, upon which the Employer will rely.

•All the warranties, representations and undertakings given by me in the Agreement remain true and correct when read so that any reference therein to 'the date of this Agreement' shall be a reference to the date of this Reaffirmation Letter.

•In particular: (i) there are no matters or circumstances which do or might give rise to any claims by me in connection with my employment by the Employer or its termination that have arisen since the date of the Agreement; or (ii) to the extent there are any such matters or circumstances, I have now identified them in Clause 10 of the Agreement and inspected the corresponding legislation in Clause 10.1of the Agreement; accordingly, such claims are effectively compromised by the Agreement (as hereby amended by this Reaffirmation Letter), which satisfies the relevant conditions regulating compromise agreements contained in the legislation listed in such Clause 10.1

•My Adviser has advised me as to the terms and effect of this Reaffirmation Letter, and of the Agreement as hereby amended, and in particular their effect on my ability to pursue my rights and complaints before a Jersey court or tribunal.

•I have not made any statement or comment or done any act or taken any step that constitutes a breach of the Agreement.

I enclose the signed Adviser's Reaffirmation Certificate in the form set out at Schedule 4 (Reaffirmation Independent Legal Adviser’s Reaffirmation Certificate) to the Agreement.

Signed: ……………………
GORDON SAMSON

Dated: ……………………. 2025

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SCHEDULE 4
Reaffirmation Independent Legal Adviser's Reaffirmation Certificate
I confirm that:
1I am a relevant independent adviser as defined in the Employment (Jersey) Law 2003 and the Discrimination (Jersey) Law 2013, as amended (the Laws).
2I have advised GORDON SAMSON of the terms and the effect of the agreement between them and C.P.A. LIMITED to which this certificate is annexed and, in particular, its effect on their ability to pursue a claim before any Jersey court or Tribunal.
3All the requirements of the Laws regulating compromise agreements are satisfied by the Agreement.
4There is in force a contract of insurance or an indemnity provided for members of a profession and professional body, covering a risk for a claim by the Employee in respect of loss arising in consequence of the advice which they have received.

Adviser's signature	..............................................

Adviser's name (capitals)	..............................................

Title	..............................................

Adviser's business address	..............................................

Date	..............................................

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